EXHIBIT A

CONSENT AND WAIVER

FIRECOM, INC., a New York corporation, FCI MERGER CORP., a Delaware corporation, and SYNERGX SYSTEMS INC., a Delaware corporation, being all the parties to an Agreement and Plan of Merger, dated as of January 22, 2010, and as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 19, 2010 (collectively, the “Merger Agreement”), HEREBY CONSENT AND WAIVE as to the following:

1.  The Outside Date, as specified in Section 9.01(b)(i) of the Merger Agreement, shall be July 30, 2010 for all purposes of the Merger Agreement.

2.  Each of the parties waives any right it may have had to terminate the Merger Agreement if the Merger (as defined in the Merger Agreement) shall not have been consummated on or before June 30, 2010.

3.  Except as expressly amended by this Amendment, the provisions of the Merger Agreement shall remain in full force and effect.

4.  This Consent and Waiver may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have caused this Consent and Waiver  to be executed and delivered by its respective officers hereunto duly authorized on the 15th day of June, 2010.

FIRECOM, INC.

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Vice President, Finance

FIC MERGER CORP.

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Vice President

SYNERGX SYSTEMS INC.

By:	/s/ John Poserina
Name:	John Poserina
Title:	Vice President and CFO